John W. Hlywak, Jr. (Investors)            Jay Higham        (Media)
Senior Vice President & CFO                Senior Vice President of Marketing
IntegraMed America, Inc.                   IntegraMed America, Inc.
(914) 251-4143                             (914) 251-4127
email:  jhlywak@integramed.com             email:  jhigham@integramed.com
Web Address:  http://www.integramed.com

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
 www.lhai.com

                    INTEGRAMED ANNOUNCES NEW CREDIT FACILITY


Purchase, NY, August 8, 2003 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced that it had reached agreement with Fleet Bank for a new credit facility.

On July 31, 2003 Fleet extended a $5,750,000 three-year term loan and a $7,000,000 revolving line of credit. Principal payments on the term loan are made quarterly with a balloon payment of $1,800,000 due at maturity. Availability of funds under the revolver is based on eligible accounts receivable, as defined. Interest on the loans is paid monthly and is LIBOR based. Proceeds of the term loan will be used to refinance $750,000 of existing bank debt and provide funds for network expansion.

"With this new agreement, we now have the financing to fuel our strategy and continue the momentum in provider network growth," said Gerardo Canet, President and CEO of IntegraMed. "Proceeds from the term loan together with cash on hand and availability under the revolver, provide us with $20,000,000 to expand existing practices and enter into new FertilityPartner agreements," added Mr. Canet.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of August 8, 2003 and IntegraMed undertakes no duty to update this information.


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